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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated April 21, 2003 relating to the financial statements and financial highlights which appear in the February 28, 2003 Annual Report to Shareholders of Salomon Brothers Institutional High Yield Bond Fund and Salomon Brothers Institutional Emerging Markets Debt Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.


PricewaterhouseCoopers LLP
New York, NY
April 24, 2003